SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                            ------------------

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) - December 5, 1996 as of June 30, 1996


                   UNITED MERCHANTS AND MANUFACTURERS, INC.
            (Exact Name of Registrant as Specified in Charter)


          Delaware                    1-3185              13-1426280
(State or Other Jurisdiction        (Commission        (I.R.S. Employer
     of Incorporation)              File Number)      Identification No.)


   Two Executive Drive, Fort Lee, N.J.                   07024-3308
(Address of Principal Executive Offices)                 (Zip Code)


Registrant's telephone number, including area code      (201) 585-2100

Item 5. Other Events.

As reported in Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 filed February 26, 1996, the Registrant and its 79%-owned subsidiary, Reunited Holdings, Inc. (formerly Victoria Creations, Inc.), each filed petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code on February 22, 1996. Registrant is continuing to operate its business as debtor-in-possession while the reorganization case is pending. Registrant and its subsidiary are in the process of evaluating their businesses and formulating a plan or plans of reorganization.

Registrant and its subsidiary requested that the Securities and Exchange Commission allow them to follow a modified reporting procedure in lieu of the periodic reports required under the Securities Exchange Act of 1934, as amended. The Commission granted the Registrants' request. Therefore, the Registrants will file, under cover of Form 8-K, the financial reports and schedules that are filed with the Bankruptcy Court.

Included herewith, Registrant is filing the cover letter, certificate and verified financial statements/operating reports for the year ended June 30, 1996 as filed with the Bankruptcy Court. As soon as practical, Registrant will file the monthly verified financial statements/operating reports for each of the months of July, August, September, October and November 1996 and, as due, future monthly reports.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  United Merchants and Manufacturers, Inc.




Date December 5, 1996             By/s/Norman R. Forson
                                     Norman R. Forson
                                     Senior Vice President

                 UNITED MERCHANTS AND MANUFACTURERS, INC.
                       2 Executive Drive, Suite 780
                             Fort Lee NJ 07024
                               201-585-2100
October 30, 1996

United States Bankruptcy Court
Southern District of New York
Attn: Office of the Clerk
Alexander Hamilton Customs House
One Bowling Green
New York NY 10004-1408

In re: United Merchants and Manufacturers, Inc. and Victoria Creations, Inc., Debtors, Jointly Administered Chapter 11 Case No. 96 B 40941 (AJG)

Enclosed herewith is a copy of the verified financial statements/operating reports for the year ended June 30, 1996.

The consolidated reports for the year ended June 30, 1996 and the monthly reports for July, August and September 1996 will be completed and filed shortly. They have been delayed due to the time required in preparation of the enclosed annual statements.

In the meantime, enclosed is a schedule of, and receipts for deposits of, Federal, state, and local taxes withheld and paid for the months of July, August and September 1996.

The companies do not make sales subject to sales tax.

All property taxes due and payable have been paid.

All insurance policies, including for workers compensation and disability, have been paid for the current period.


UNITED MERCHANTS AND MANUFACTURERS, INC., D.I.P.
VICTORIA CREATIONS, INC., D.I.P.



by Norman R. Forson, Senior Vice President

cc: U.S. Department of Justice
    Office of the United States Trustee
    Southern District of New York
    Attn: Goodwin Benjamin, Esquire
    80 Broad Street, 3rd Floor
    New York NY 10004

    Zalkin, Rodin & Goodman LLP
    Attn: Andrew D. Gottfried, Esquire
    750 Third Avenue
    New York NY 10017

    Skadden, Arps, Slate, Meagher & Flom
    Attn: Michael L. Cook, Esquire
    919 Third Avenue
    New York NY 10022-3897

             UNITED MERCHANTS AND MANUFACTURERS, INC., D.I.P.



                           FINANCIAL STATEMENTS



                                   INDEX




                                                                    Page
                                                                   Number

Statement of Operations.............................................  2

Balance Sheet.......................................................  3

Statement of Cash Flows.............................................  4

Notes to Financial Statements.......................................  5

  UNITED MERCHANTS AND MANUFACTURERS, INC., D.I.P., AND SUBSIDIARY

  Consolidated Statement of Operations

  The consolidated statement of operations for the year ended June 30, 1996 reflects the consolidated results of operations of the Company and its 79%-owned sudsidiary during the 1996 fiscal year and the sale, as of July 1, 1996, by the subsidiary of most of its operating assets as if the sale had occurred on June 30, 1996. The pro forma adjustments column deletes the results of operations for the 1996 fiscal year of the operating assets sold. The pro forma adjusted column reflects the estimated results of operations of the design group of the subsidiary, which group was not included in the operating assets sold, and of the Company.

                                               (000 omitted)
                                 ------------------------------------
                                    YEAR ENDED JUNE 30, 1996
                                 ---------------------------    YEAR ENDED
                                          PRO FORMA              JUNE 30
                                           ADJUST- PROFORMA ------------------
                                  ACTUAL    MENTS  ADJUSTED   1995     1994
                                 -------- -------- -------- -------- --------
  Net sales...................... $50,676 ($50,220)    $456  $59,493  $64,934

  Cost of goods sold............. (27,316)  27,202     (114) (34,814) (36,988)
                                 -------- -------- -------- -------- --------
                    Gross Profit  $23,360 ($23,018)    $342  $24,679  $27,946

  Selling, general and
   administrative expenses....... (23,576)  18,848  ($4,728) (30,079) (38,540)
  Amortization of goodwill.......    (720)     720        0     (720)    (720)
  Loss on termination of operation                              (513)
                                 -------- -------- -------- -------- --------
                  Operating Loss    ($936) ($3,450) ($4,386) ($6,633)($11,314)

  Other income (expense):
   Interest expense - other......  (5,766)   2,241   (3,525) (11,007) (12,107)
   Gain on sales of assets
    not used in operations.......   5,242             5,242
   Loss on sale of operation.....                               (835)
   Non-cash gains:
    Reduction of liability for
     postretirement benefits other
     than pensions...............  14,726            14,726
    PBGC takeover of pension
     liability...................   2,381             2,381
   Other income (expense)........  (1,352)     (56)  (1,408)     (25)     369
   Minority interest.............     262               262      270      415
   Provision for income taxes....    (105)      25      (80)    (100)    (100)
   Reorganization expenses.......  (1,655)           (1,655)
                                 -------- -------- -------- -------- --------
         Earnings (Loss) from
           Continuing Operations  $12,797  ($1,240) $11,557 ($18,330)($22,737)
  Discontinued operations:
   Net loss prior to closing.....                               (532)   1,712
   Loss on closing...............                             (9,080)   2,176
  Extraordinary item- gain on
   retirement of debt............                                      33,400
  Cumulative effect of change in
   accounting principle for post-
   retirement benefits other than
   pensions......................                                     (15,303)
                                 -------- -------- -------- -------- --------
  Earnings (Loss) before sale of
  Operating Assets by Subsidiary  $12,797  ($1,240) $11,557 ($27,942)   ($752)

  Loss on sale of assets
   by subsidiary................. (22,840)  22,840        0
                                 -------- -------- -------- -------- --------
             Net Earnings (Loss) ($10,043) $21,600  $11,557 ($27,942)   ($752)

  Dividends applicable to
   Common Stock..................  (4,500)           (4,500)  (4,500)  (4,500)
                                 -------- -------- -------- -------- --------
  Net Earnings (Loss) Applicable
                to Common shares ($14,543) $21,600   $7,057 ($32,442) ($5,252)
                                 ======== ======== ======== ======== ========
  Average common shares
   outstanding...................  17,845            17,845   17,845   17,845

  Earnings (Loss) per share:
   Continuing operations.........   $0.46             $0.40   ($1.28)  ($1.52)
   Discontinued operations.......    0.00              0.00    (0.54)    0.22
   Extraordinary item............    0.00              0.00     0.00     1.87
   Change in accounting principle    0.00              0.00     0.00    (0.86)
   Sale of assets................   (1.28)             0.00     0.00     0.00
                                 --------          -------- -------- --------
  Net Earnings (Loss) per share..  ($0.82)            $0.40   ($1.82)  ($0.29)
                                 ========          ======== ======== ========
  See notes to financial statements.
                                        2








    UNITED MERCHANTS AND MANUFACTURERS, INC.,D.I.P., AND SUBSIDIARY

    Consolidated Balance Sheet

    The consolidated balance sheet as of June 30, 1996 reflects (1) the consolidated financial position of the Company and its 79%-owned subsidiary prior to the sale, as of July 1, 1996, by the subsidiary of most of its operating assets, (2) the effect on the Company's consolidated financial position of the sale as if the sale had occurred on June 30, 1996 and (3) the consolidated financial position of the Company adjusted for the sale.
                                               (000 omitted)
                                --------------------------------------------
                                           JUNE 30, 1996
                                -----------------------------------
                                            ADJUSTMENTS
                                         -----------------
                                 BEFORE   ASSETS            AFTER   JUNE 30
                                  SALE     SOLD   PROCEEDS  SALE     1995
                                -------- -------- ------- -------- --------
               ASSETS
    Current Assets:
     Cash.......................  $2,157           $4,967   $6,140     $965
                                                     (984)
     Receivables, net ..........   9,004  ($8,895)             109    7,419
     Inventories................  17,214  (17,214)               0   16,430
     Other current assets.......   1,533   (1,533)               0    1,113
     Net assets of discontinued
      operations................                                        689
                                -------- -------- ------- -------- --------
           Total Current Assets  $29,908 ($27,642) $3,983   $6,249  $26,616

    Property, plant
     and equipment..............  $7,291  ($5,360)          $1,931  $12,565
     Less depreciation..........  (5,515)   4,243           (1,272)  (7,924)
                                -------- -------- ------- -------- --------
        Net Plant and Equipment   $1,776  ($1,117)     $0     $659   $4,641

    Other Assets:
     Goodwill................... $19,941 ($19,941)              $0  $20,662
     Other......................   2,314     (520)           1,794    6,509
                                -------- -------- ------- -------- --------
             Total Other Assets  $22,255 ($20,461)     $0   $1,794  $27,171
                                -------- -------- ------- -------- --------
                   Total Assets  $53,939 ($49,220) $3,983   $8,702  $58,428
                                ======== ======== ======= ======== ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities:
     Accounts payable...........  $1,996                    $1,996   $6,418
     Accrued expenses...........   2,513                     2,513   11,374
     Advance from buyer.........     500            ($500)       0        0
                                -------- -------- ------- -------- --------
      Total Current Liablilties   $5,009       $0   ($500)  $4,509  $17,792

    Liabilities subject to compromise:
     Accounts payable...........  $4,859                    $4,859
     Accrued expenses...........   1,108                     1,108
     Long-term debt.............  55,693                    55,693
     Other long-term liabilities       8                         8
                                -------- -------- ------- -------- --------
     Total Liabilities Subject
                  to Compromise  $61,668       $0      $0  $61,668       $0

    Long-term debt..............  28,119          (19,551)   7,584   81,071
                                                     (984)
    Other long-term liabilities.   2,431                     2,431   18,975
    Minority interest...........   1,362           (1,362)       0    1,624
    Stockholders' Equity:
     Preferred stock, $1 par value;
      authorized 10,000,000 shares;
      outstanding 450,000 shares    $450                      $450     $450
     Common stock, $1 par value;
      authorized 40,000,000 shares;
      outstanding 17,845,000
      shares (excluding 22,800 shares
      held in treasury).........  17,845                    17,845   17,845
     Additional paid-in capital.  64,674                    64,674   64,674
     Retained earnings (deficit)(123,619)                 (123,619)(136,416)
     Notes receivable from stock
      purchase agreement........  (4,000)                   (4,000)  (4,000)
     Unrealized pension liability                                    (3,587)
     Loss on sale...............         ($49,220)$26,380  (22,840)
                                -------- -------- ------- -------- --------
     Total Stockholders' Equity ($44,650)($49,220)$26,380 ($67,490)($61,034)
                                -------- -------- ------- -------- --------
    Total Liabilities and Equity $53,939 ($49,220) $3,983   $8,702  $58,428
                                ======== ======== ======= ======== ========
    See notes to financial statements.
                                       3









  UNITED MERCHANTS AND MANUFACTURERS, INC., D.I.P., AND SUBSIDIARY

  Consolidated Statement of Cash Flows

  The following consolidated statement of cash flows for the year ended June 30, 1996 reflects (1) the cash flows of the Company and its 79%-owned subsidiary prior to the sale, as of July 1, 1996, by the subsidiary of most of its operating assets and (2) the cash flows adjusted for the sale as if the sale had occurred on June 30, 1996.
                                                     (000 omitted)
                                          ------------------------------------
                                              YEAR ENDED
                                             JUNE 30, 1996      YEAR ENDED
                                          ------------------     JUNE 30
                                           BEFORE    AFTER  ------------------
                                            SALE     SALE     1995     1994
                                          -------- -------- -------- --------
  Cash Flows from Operating Activities:
   Net earnings (loss).................... $12,797 ($10,043)($27,942)   ($752)
   Add back items not requiring cash in
    the current period:
     Extraordinary item - gain on
      retirement of debt..................                            (33,400)
     Change in accounting principle.......                             15,303
     Depreciation and amortization........   1,170    1,170    1,468    1,723
     Minority interest....................    (262)  (1,624)    (270)    (415)
     Amortization of bond discount........     792      792    1,044      790
     Gain from reduction of liability
      for postretirement benefits other
      than pensions....................... (14,726) (14,726)
     Gain on PBGC takeover of pension
      liability...........................  (2,381)  (2,381)
     Gain on sales of non-operating assets  (5,242)  (5,242)
     (Gain) loss on sale of divisions.....                       835   (2,176)
     Loss on shutdown of operation........                     9,080
     Cash portion of loss on shutdown.....                    (2,704)
   Decrease (increase) in assets:
    Accounts receivable...................  (1,585)   7,310    2,338     (644)
    Inventories...........................    (784)  16,430    3,924    1,033
    Other current assets..................    (420)   1,113      343     (284)
    Goodwill..............................           19,941
    Other assets..........................   4,195    4,715    1,884    3,588
   Increase (decrease) in liabilities:
    Accounts payable......................     437      437    1,991   (1,597)
    Accrued expenses and other liabilities    (556)    (556)   3,265      273
    Other long-term liabilities...........  (2,196)  (2,196)  (7,244)     714
    Advance from buyer....................     500
    Other - net...........................                     1,047   (3,687)
                                          -------- -------- -------- --------
             Net Cash Provided (used) by
                     Operating Activities  ($8,261) $15,140 ($10,941)($19,531)

  Cash Flows from Investing Activities:
   Additions to plant and equipment.......   ($254)   ($254)   ($354)   ($328)
   Dispositions of plant and equipment....            1,117      165       80
   Net change in assets of discontinued
    operations prior to sale or closing...     689      689    1,415   11,138
   Proceeds from sale of non-operating
    assets................................   7,069    7,069
   Sales of divisions:
    Proceeds from sale or closing.........                    10,550   29,981
    Non-cash proceeds - receivables.......                               (363)
                                          -------- -------- -------- --------
                    Net Cash provided by
                     Investing Activities   $7,504   $8,621  $11,776  $40,508

  Cash Flows from Financing Activities:
   Increase in long-term debt.............  $1,949   $1,949           $28,316
   Decrease in long-term debt..............         (20,535)    (532) (49,639)
                                          -------- -------- -------- --------
              Net Cash Provided (used) by
                     Financing Activities   $1,949 ($18,586)   ($532)($21,323)
                                          -------- -------- -------- --------
                     Net Increase in Cash   $1,192   $5,175     $303    ($346)


  Cash at beginning of period.............     965      965      662    1,008
                                          -------- -------- -------- --------
                    Cash at End of Period   $2,157   $6,140     $965     $662
                                          ======== ======== ======== ========
  ----------
  Supplemental disclosure:
   Cash payments for:
    Interest..............................  $3,878   $3,878   $9,963   11,317
    Income taxes..........................     105      105      100      100

  See notes to financial statements.

             UNITED MERCHANTS AND MANUFACTURERS, INC., D.I.P.
                              AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying consolidated financial statements of United Merchants and Manufacturers, Inc. ("UM&M" or the "Company") and its 79%-owned subsidiary as of and for the years ended June 30, 1996, 1995 and 1994 are unaudited. The financial information for the years ended June 30, 1995 and 1994 is taken from audited financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The financial statements for the year ended June 30, 1996 reflect the consolidated financial position and results of operations and cash flows of the Company and its subsidiary
(1) before the loss from the sale by the subsidiary of most of its operating assets on July 1, 1996, (2) adjustments to reflect the sale as if it had occurred on June 30, 1996 and (3) the consolidated financial position and results of operations and cash flows of the Company and its subsidiary after the sale.

The financial statements for the year ended June 30, 1996 have been prepared in conformity with generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and the liquidation of liabilities in the normal course of business. In the event that a plan of reorganization (see Note B below) is not consummated, certain adjustments may be required to the stated amounts and classification of assets and liabilities.

Goodwill - Goodwill arose as the result of the purchase price paid by the Company to acquire its subsidiary in excess of the fair value of the subsidiary's net assets at the date of acquisition. Goodwill is being amortized by the straight-line method over 40 years. In evaluating the recoverability of goodwill, management gives consideration to a number of factors, including brand recognition, market share, operating systems and the creative and technical skills of the Company as a whole. Accumulated amortization of goodwill amounted to $8,025,000 and $7,305,000 at June 30, 1996 and 1995, respectively.

Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market values.

Property, Plant and Equipment - Property, plant and equipment are carried at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally 15 years for buildings and 3 to 20 years for machinery, equipment and other.

NOTE B - PETITION FOR REORGANIZATION UNDER CHAPTER 11

Effective February 22, 1996, the Company and its 79%-owned subsidiary, Reunited Holdings, Inc. (formerly Victoria Creations, Inc.), filed petitions for reorganization relief under Chapter 11 of the Bankruptcy Code in the United States Court for the Southern District of New York. The filing became necessary because the Company's secured lender refused to extend necessary funding for the subsidiary's then current operations and the Company had guaranteed the subsidiary's debt to the lender. Consequently, the Company and the subsidiary were unable to meet their immediate financial commitments.

Pursuant to the Bankruptcy Code, the Company and its subsidiary are each continuing to operate its businesses as debtor-in-possession while the reorganization case is pending. Each company is allowed to use, and is using, its cash and other resources at the operating level in the ordinary course of business.

Under Chapter 11, the presentation and collection of certain prepetition claims against the Company and its subsidiary are stayed. These claims are reflected in the June 30, 1996 balance sheet as "Liabilities Subject to Compromise".

Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and may be determined by the court (or agreed to by the parties in interest) for contingencies and other disputed amounts.

Creditors holding claims secured by the companies' assets are also stayed, although such claimants may move the court for relief from the stay. Secured claims are secured by liens on substantially all of the Companies' assets.

Liabilities subject to compromise are stated at the Companies' carrying value and not at the amounts for which the claims may be settled.

The Bankruptcy Court authorized the Companies to pay or otherwise honor certain prepetition obligations, including employee wages and benefit plans.

The statement of cash flows reflects changes in applicable liabilities before the reclassification of such amounts to Liabilities Subject to Compromise.

The Company anticipates that it will not be required to pay postpetition interest on certain of its prepetition debt obligations and, accordingly, effective with the filing, discontinued accruing interest on those debt obligations included in Liabilities Subject to Compromise. Contractual interest not accrued and not reflected in the statement of operations with respect to those obligations during the period February 23, 1996 through June 30, 1996 amounted to $1,294,000.

NOTE C - BENEFITS

Termination of Pension Plan:

The discussion in the following paragraph relates to the United Merchants and Manufacturers, Inc. pension plan. The Retirement Savings Plan of the Company's 79%-owned subsidiary is not affected.

The UM&M pension plan covers approximately 8,800 persons, of whom 12 were employees as of June 30, 1996. At present, of the 8,800 who have vested benefits in the plan, 4,500 are receiving pension payments; the others will receive payments beginning when they become 65 years of age. As set forth in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended June 30, 1995, the Company's obligation for benefits, as projected by actuaries, of $68.8 million exceeded the assets held in the pension plan trust fund of $ 62.9 million by $5.9 million or 9%. This underfunding was due in large part to the performance of the investment markets during the calendar year 1994. As a result of this underfunded position, the Company was scheduled to make minimum funding payments of approximately $730,000 each quarter to its pension plan trust fund beginning October 15, 1995. In addition, the Company was scheduled to make a payment of approximately $2.9 million to its pension plan trust fund on March 15, 1996. The Company was unable to and did not make the payments. Effective November 28, 1995, the Company determined that it could not make the contributions necessary to fund its pension plan. At that time, the Company filed with the Pension Benefit Guarantee Corporation ("PBGC") a Distress Termination - Notice of Intent to Terminate form. On June 20, 1996, the PBGC announced that it would take over the pension plan. As of June 30, 1996, the Company recorded in its financial statements the takeover of the Company's pension liabilities by the PBGC. The takeover resulted in a one-time, non-cash gain of $2.4 million. The effective date of the termination of the plan was January
31, 1996. Subsequent to that date, the Company did not make any contributions to the pension plan and the Company's employees did not earn additional benefits under the pension plan. The PBGC announced that the plan participants generally will receive the same benefits they are now receiving, or would be entitled to when they retire, up to the PBGC maximum for pension plans that close in 1996, which is $2,642.05 monthly (approximately $31,704 annually) for persons retiring at age 65 or later. The maximum is lower for those who retire early or have survivors benefits.

The Internal Revenue Code provides for a tax of 10 percent on the amount of the accumulated funding deficiency determined as of the end of the plan year. If such tax is imposed, and the applicable accumulated funding deficiency is not paid within the taxable period, the Internal Revenue Service may impose a tax equal to 100 percent of the funding deficiency. Subsequent to June 30, 1996, the Internal Revenue Service filed a claim for a substantial amount. The Company is studying the claim.

Postretirement Benefits Other Than Pensions:

Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The statement requires accrual of the cost
                                     7
of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee rather than the pay-as-you-go (cash) basis which the company used prior to adoption. The company elected to immediately recognize the accumulated postretirement benefit obligation equal to the discounted present value of expected future benefit payments attributed to employees' service rendered prior to July 1, 1993. This resulted in a one-time, non-cash charge against earnings of $15.3 million as of July 1, 1993.

Effective August 31, 1995, the Company discontinued the Company-sponsored medical plan and, effective March 1, 1996, discontinued the Company-sponsored life insurance coverage for its employees (other than those of its 79%-owned subsidiary) and its retirees. The discontinuances resulted in non-cash gains of $10.7 million and $4.0 million, respectively, from the reduction of the Company's liability for postretirement benefits other than pension. The discontinuances reduced the Company's ongoing cash expenses by more than $1.3 million a year.

NOTE D - DISPOSITIONS OF CERTAIN OPERATIONS

See Note O - Subsequent Events - Sale of Assets regarding the sale by the Company's subsidiary of most of its operating assets as of July 1, 1996.

Sale of Retail Outlet Store Operations:

In January 1995, the Company sold its retail outlet store operations for cash and the assumption by the buyer of certain of the operation's liabilities. The financial statements presented herein include the results of the retail outlet store operations through December 31, 1994. During the quarter ended December 31, 1994, the Company recognized a loss of $1.3 million for the sale and the loss from operations from December 31, 1994 to date of sale. Net sales for the years ended June 30, 1995 and 1994 include net sales of $9.8 million and $23.3 million, respectively, and operating loss includes losses of $1.7 million and $2.7 million, respectively, from these operations.

Discontinued Operations:

In December 1994, the Company announced that it would close its Buffalo Mill division, which was its Apparel Textiles segment. The Company made a provision for losses of $9.1 million for the closing and ongoing costs of the division.

During the quarter ended June 30, 1994, the Company sold substantially all of the assets (other than accounts receivable) and business, as a going concern, of its Clarkesville Mill operations. The sale resulted in a gain of approximately $3.2 million. Also, during the quarter, the Company determined that non-cash proceeds from the sale of two operations in fiscal 1993 were uncollectible and, therefore, recognized a loss on sale of those operations of $5.1 million.

During the quarter ended March 31, 1994, the Company sold substantially all of the assets (other than accounts receivable) and business, as a going concern, of the Uniblend operation. The sale resulted in a gain of approximately $5.1 million.

The proceeds from the above transactions, along with the collection of the accounts receivable of the operations, were used to reduce the Company's indebtedness.

The financial statements and notes thereto presented herein have been restated to reflect the above mentioned discontinued operations as such. Net sales and operating losses for the years ended June 30, 1995 and 1994 of the discontinued operations prior to disposition were sales of $17.0 million and $87.4 million and operating income (losses) of ($3.8) million and $0.7 million, respectively.

All gain (loss) amounts set forth above are before any related income tax provision. The Company used available operating losses and net operating loss carryforwards to eliminate the liability for such income taxes.

NOTE E - LONG-TERM DEBT

On June 30, 1994, the Company reduced its indebtedness to its then senior secured lender to the target amount established in an agreement with that lender. At that time, in accordance with the agreement, the lender accepted, in full satisfaction of the balance (approximately $63.4 million) of the Company's indebtedness to the lender, a 5% subordinated contingent income note due June 30, 2019 in the principal amount of $30 million.

The satisfaction of this indebtedness by the Company was accounted for as a "troubled debt restructuring" and resulted in an extraordinary, non-cash gain from retirement of debt of $33.4 million which was reported in the year ended June 30, 1994.

The Company reduced its indebtedness to the targeted amount through the sale of two of the Company's operating divisions, sales of certain other assets and a borrowing of approximately $29 million from another lender.

Effective July 31, 1996, the Company and its subsidiary each renegotiated its borrowing arrangements with its current lender (see below for terms).

Selected information with regard to the senior secured long-term debt for the years ended June 30, 1996, 1995 and 1994 is as follows:

                                                   (000 omitted)
                                            ----------------------------
                                                 Year Ended June 30
                                            ----------------------------
                                              1996      1995      1994
                                            --------  --------  --------
Maximum amount outstanding (at any
 month end)...............................  $ 37,816  $ 36,314  $115,669
Average amount outstanding during period..    27,566    31,865   107,223
Interest expense..........................     3,304     7,675     8,783
Weighted average interest rate during
 period (Interest expense divided by
 average amount outstanding)..............      12.0%     24.0 %    8.19%

Long-term debt consists of the following:
                                                        (000 omitted)
                                                      ------------------
                                                           June 30
                                                      ------------------
                                                        1996      1995
                                                      --------  --------
  Senior secured debt...............................  $ 28,119  $ 27,784

  The following are classified as "Liabilities
   Subject to Compromise" at June 30, 1996:
    3 1/2% Senior Subordinated Debentures due 2009
     (net of unamortized discount of $46,211,000
     and $46,908,000 at June 30, 1996 and 1995,
     respectively)..................................  $ 22,931  $ 22,234
    5% Subordinated Notes due 2019:
     Issued to former senior lender (see above).....    30,000    30,000
     Issued in settlement of lawsuit (net of unamortized
      discount of $20,852,000 and $20,947,000 at
      June 30, 1996 and 1995, respectively).........     1,148     1,053
    Other...........................................     1,614
                                                      --------  --------
          Total Long-term Debt Subject to Compromise  $ 55,693  $ 53,287
                                                      --------  --------
                                Total Long-term Debt  $ 83,812  $ 81,071
                                                      ========  ========

The Company's portion of the senior secured debt at June 30, 1996 ($7,584,000) is a term loan secured by substantially all of the Company's assets, matures July 31, 2000 and bears interest at the rate of 12% a year. Under terms of this loan, proceeds from collections of certain accounts receivable and sales of inventory other than those of the Company's subsidiary and a portion of proceeds of sales of the Company's other assets, primarily real property, have been and will be used to repay the loan.

The subsidiary's portion of the senior secured debt at June 30, 1996, prior to the sale of most of the subsidiary's operating assets, consisted of a term loan ($4,400,000 at June 30, 1996) and a revolving loan based on the subsidiary's eligible accounts receivable and inventories. These loans were secured by substantially all of the subsidiary's assets and bore interest at the rate of 3 1/2% over prime rate.

Subsequent to the filing of the petition for reorganization, the Company and its subsidiary accrued interest on this debt but did not pay such interest in cash. Such interest with respect to the subsidiary was included in the debt assumed and paid at the time of the sale of the subsidiary's assets.

Effective July 1, 1996, the subsidiary sold most of its operating assets. See Note O below. The buyer assumed $19.55 million of the secured long-term debt and the subsidiary simultaneously used a portion of the cash proceeds of the sale to payoff the balance ($985,000) of this debt.

The 3 1/2% Debentures are subordinate to "Senior Indebtedness", as defined in the trust agreement, which at June 30, 1996 includes primarily the senior secured debt. The 3 1/2% Debentures are secured, secondarily to Senior Indebtedness, by substantially all of the Company's assets, other than accounts receivable. Subsequent to the filing of the petition for reorganization, the Company has not accrued interest on this debt nor amortized the related debt discount.

Interest on the 5% Subordinated Notes due 2019 is contingent and non-cumulative. Interest will accrue and be payable only to the extent net earnings of the Company (as defined in the notes) exceed $7.5 million in a fiscal year. No payments on principal are required before maturity date, June 30, 2019, unless net earnings (as defined in the notes) exceed $7.5 million plus the interest payment on these notes in a fiscal year. In such case, one-half of such excess will be paid to reduce the outstanding principal of the notes. Subsequent to the filing of the petition for reorganization, the Company has not amortized the related debt discount.

NOTE F - STOCKHOLDERS' EQUITY

A summary of the changes in the components of stockholders' equity is as follows:
                                                 (000 omitted)
                                         -------------------------------
                                               Year Ended June 30
                                         -------------------------------
                                           1996       1996
                                          before     after
                                           sale       sale       1995
                                         ---------  ---------  ---------
Preferred Stock:
 Beginning and ending balance..........  $     450  $     450  $     450
                                         =========  =========  =========
Common Stock:
 Beginning and ending balance *........  $  17,845  $  17,845  $  17,845
                                         =========  =========  =========
Capital in Excess of Par Value:
 Beginning and ending balance..........  $  64,674  $  64,674  $  64,674
                                         =========  =========  =========
Retained Earnings (Deficit):
 Beginning balance.....................  $(136,416) $(136,416) $(108,474)
 Net earnings (loss)...................     12,797    (10,043)   (27,942)
                                         ---------  ---------  ---------
                         Ending balance  $(123,619) $(146,459) $(136,416)
                                         =========  =========  =========
Unrealized Pension Plan Adjustments:
 Beginning balance.....................  $  (3,587) $  (3,587) $  (4,634)
 Unrealized pension liability adjustment     3,587      3,587      1,047
                                         ---------  ---------  ---------
                         Ending balance  $       0  $       0  $  (3,587)
                                         =========  =========  =========
Notes Receivable - Stock Purchase Agreement
 Beginning and ending balance..........  $  (4,000) $  (4,000) $  (4,000)
                                         =========  =========  =========

                                                 (000 omitted)
                                         -------------------------------
                                               Year Ended June 30
                                         -------------------------------
                                           1996       1996
                                          before     after
                                           sale       sale       1995
                                         ---------  ---------  ---------
Total Stockholders' Equity (Deficit):
 Beginning balance.....................  $ (61,034) $ (61,034) $ (34,139)
 Unrealized pension liability adjustment     3,587      3,587      1,047
 Net earnings (loss)................... .   12,797    (10,043)   (27,942)
                                         ---------  ---------  ---------
                         Ending balance  $ (44,650) $ (67,490) $ (61,034)
                                         =========  =========  =========
* - Excludes treasury stock




The preferred stock is designated 10% Cumulative Preferred Stock, Series
1. There are 450,000 shares of this series authorized. Holders of the stock are entitled to receive dividends at the annual rate of $10 a share. The first dividend payment date was scheduled to be July 15, 1992, the second July 15, 1993 and thereafter, semi-annually; the Company has not declared or paid these dividends. There are no mandatory redemption provisions for this stock. The preferred stock has no general voting rights; however, since scheduled dividends continue unpaid after six months past the scheduled date, the number of directors constituting the board of directors of the Company could be increased by two and the holders of the preferred stock could elect the two additional directors. No such change has been made as of June 30, 1996. For financial statement purposes, preferred dividends which accrued during the period are deducted from the results of operations in determining earnings (loss) applicable to common shares whether or not such dividends are paid or declared. Liquidation value of this series of preferred stock during the first year after issuance was $35.26 a share and will increase over a 10 year period to $100 a share.

Pursuant to the terms of the stock purchase agreement dated August 18, 1982, as amended, between the Company and a corporation wholly-owned by the President of the Company, the Company agreed to sell 1,000,000 shares of its Common Stock in four annual installments of 250,000 shares each at a purchase price of $5.00 per share, the closing price of Common Stock of the Company on the New York Stock Exchange on August 17, 1982. The final installment was purchased on March 10, 1986. The aggregate purchase price of $5,000,000 was paid $1,000,000 in cash and $4,000,000 in notes due, as
amended, fifteen years after issuance.   The notes are secured by the
shares of stock purchased, with shares to be released from pledge to the extent that a note is paid. It is not expected that Monzoral's net worth will materially exceed the value of the shares purchased. The notes bear interest on principal only. The Company had accrued interest on the notes through June 30, 1996; however, since as stated, the notes are secured only by the shares of stock purchased and the value of the stock is less than the notes, the Company determined to provide in its financial statements for non-collection of the interest by reversing interest accrued during fiscal 1996 and recording an "Other Expense" of $1.9 million for non-collection of interest previously accrued. The notes are shown in the Company's balance sheet as a reduction of stockholders' equity (deficit) and not as an asset of the Company.

NOTE G - INCOME TAXES

The provision for income taxes for each of the three years ended June 30, 1996 consists of state and local taxes. Certain gains in the 1996 fiscal year are not recognizable for income tax purposes, therefore, no provision for Federal income taxes for the year was required. A reconciliation of the United States statutory Federal corporate income tax rate to the effective rate of the provision for income taxes is as follows:

                                              (000 omitted)
                                  --------------------------------------
                                           Year Ended June 30
                                  --------------------------------------
                                    1996      1996
                                   Before    After
                                    Sale      Sale      1995      1994
                                  --------  --------  --------  --------
Statutory rate (benefit)..........   34.0 %   (34.0)%   (34.0)%   (34.0)%
Increase (decrease) from effect of:
  State and local income taxes....    0.5       0.9       0.2       6.2
  Goodwill........................    1.7       3.1       0.9      22.9
  Gains not taxable...............  (44.3)    (82.0)        0         0
  Losses not resulting in tax
    benefits                          8.8     113.3      33.3      14.2
                                  --------  --------  --------  --------
Effective rate....................    0.7 %     1.3 %     0.4 %     9.4 %
                                  ========  ========  ========  ========

At June 30, 1996, the Company and its subsidiary had unused Federal net operating loss carryforwards of approximately $306 million, of which $22 million expires in 1997; $12 million in 1998; $35 million in 2000; $14 million in 2002; $11 million in 2003; $64 million in 2005; $42 million in 2006; $37 million in 2007; $31 million in 2008; $1 million in 2009; $33 million in 2010 and $4 million in 2011. In addition, the Company has available investment tax credit carryforwards of approximately $2 million, expiring in various amounts each year from 1997 through 2000.

The Company's ability to use its net operating loss carryforwards depends upon many complex, technical aspects of Federal and state tax law.

NOTE H - SUPPLEMENTAL BALANCE SHEET INFORMATION
                                                         (000 omitted)
                                                      ------------------
                                                           JUNE 30
                                                      ------------------
                                                        1996      1995
                                                      --------  --------
Other assets and deferred charges:
 Assets held for sale................................ $  1,659  $  3,260
 Interest receivable - sale of stock.................        0     1,873
 Deferred Royalty Expenses...........................        0       350
 Deposits............................................       69       291
 Other...............................................       66       735
                                                      --------  --------
                                                      $  1,794  $  6,509
                                                      ========  ========
                                    13

                                                         (000 omitted)
                                                      ------------------
                                                           JUNE 30
                                                      ------------------
                                                        1996      1995
                                                      --------  --------
Other long-term liabilities:
 Deferred shutdown costs.............................    1,337  $  3,732
 Accrued workers compensation........................    1,094     1,094
 Postretirement benefits other than pension..........        0    13,355
 Pension liability...................................        0       794
                                                      --------  --------
                                                      $  2,431  $ 18,975
                                                      ========  ========

NOTE I - SUPPLEMENTAL STATEMENT OF OPERATIONS INFORMATION:

                                                   (000 Omitted)
                                            ----------------------------
                                                 Year Ended June 30
                                            ----------------------------
                                              1996      1995      1994
                                            --------  --------  --------
Other Income (Expense):
 Provision for non-collection of interest
  on notes receivable from sale of stock... $ (1,873)
 Other - net                                     521  $    (25) $    369
                                            --------  --------  --------
                                            $ (1,352) $    (25) $    369
                                            ========  ========  ========

Advertising expense.......................  $  2,465  $  2,914  $  2,733
Rent expense - net........................     1,511     1,987     3,302
Royalty expense...........................     1,572     1,540     1,304

NOTE J - COMMITMENTS AND CONTINGENCIES

In connection with the sale of substantially all of the subsidiary's operating assets effective July 1, 1996 (See Note O below), the buyer assumed the subsidiary's minimum rental commitments under non-cancellable operating leases and the subsidiary's obligations to pay royalties based on sales of certain product lines with minimum royalty payments.

NOTE K - LEGAL PROCEEDINGS

See Note B above regarding petition of reorganization under Chapter 11 of the U. S. Bankruptcy Code.

The Company is a defendant in various lawsuits. It is not expected that these suits will result in judgements which in the aggregate would have a material adverse effect on the Company's financial position.

NOTE L - SEGMENT INFORMATION

The Company consists of one business segment, the design, manufacture and distribution of costume jewelry.

Note M - MAJOR CUSTOMER

During the years ended June 30, 1996, 1995 and 1994, one of the Company's customer's purchases amounted to 33%, 26% and 20%, respectively, of the Company's consolidated sales net of returns.

NOTE N - SELECTED QUARTERLY FINANCIAL INFORMATION
                                           (000 omitted)
                            --------------------------------------------
                                       Quarter Ended
                            ----------------------------------
                             Sep 30   Dec 31   Mar 31  June 30   Total
                            -------  -------  -------  -------  --------
Year ended June 30, 1996:
 Net sales................  $11,910  $13,417  $12,280  $13,069   $50,676
 Gross profit.............    5,879    6,294    5,653    5,534    23,360
 Earnings from continuing
  operations..............    8,826    3,536    1,769   (1,334)   12,797
 Loss on sale of assets...                             (22,840)  (22,840)
 Net earnings (loss)......    8,826    3,536    1,769  (24,174)  (10,043)
 Earnings (loss) per
  common share:
   Continuing operations..     0.43     0.14     0.04    (0.15)     0.46
   Loss on sale of assets.                               (1.28)    (1.28)
   Net earnings (loss)
    per common share......     0.43     0.14     0.04    (1.43)    (0.82)

Year ended June 30, 1995:
 Net sales................  $20,119  $16,975  $11,197  $11,202   $59,493
 Gross profit.............   9,007     6,369    4,698    4,605    24,679
 Loss from continuing
  operations..............   (3,514)  (6,453)  (4,368)  (3,995)  (18,330)
 Net loss.................   (4,089) (14,310)  (4,368)  (5,175)  (27,942)
 Loss per common share:
  Continuing operations...    (0.26)   (0.42)   (0.31)   (0.29)    (1.28)
  Net loss per common share   (0.29)   (0.86)   (0.31)   (0.36)    (1.82)

----------
See Note D above for gains (losses) from disposition of divisions which affected the results of operations for certain of the quarters shown above.

NOTE O - SUBSEQUENT EVENT - SALE OF ASSETS

Under order of the Bankruptcy Court, effective July 1, 1996, the subsidiary of the Company sold most of its operating assets as a "going concern" for proceeds of approximately $5.5 million in cash and the assumption by the buyer of $19.55 million of the subsidiary's liability to its senior secured lender. The subsidiary simultaneously used a portion of the cash proceeds to payoff the balance owed to the senior secured lender. The sale resulted in a non-cash loss on a consolidated basis of approximately $23 million and has been reflected in the financial statements as if the sale had occurred on June 30, 1996.